Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76288, 333-26817, 333-40051 and 333-105028) of Dominion Homes, Inc. of our report dated June 11, 2004 relating to the financial statements and financial schedule of the Dominion Homes, Inc. Retirement Plan and Trust, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

June 25, 2004

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